UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 31, 2022

Biofrontera Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40943	47-3765675
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Presidential Way, Suite 330 Woburn, Massachusetts	01801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 245-1325

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	BFRI	The Nasdaq Stock Market LLC
Warrants, each warrant exercisable for one share of common stock, each at an exercise price of $5.00 per share	BFRIW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”) (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On March 31, 2022, Biofrontera Inc. (the “Company”) entered into an Amended Settlement Allocation Agreement (the “Allocation Agreement”) between the Company and Biofrontera AG in connection with the previously disclosed settlement on November 29, 2021 of the lawsuit brought against Biofrontera AG and its subsidiaries, including the Company, in March 2018 by DUSA Pharmaceuticals, Inc. (“DUSA”) and certain of its affiliates. Under the settlement agreement with DUSA, the Company and Biofrontera AG are jointly and severally liable for an aggregate payment of $22.5 million to DUSA, payable in three installments, to settle the claims of the lawsuit. The Company and Biofrontera AG had agreed at the time they entered into the settlement agreement that they would each be responsible for $11.25 million of the aggregate settlement amount. Biofrontera AG is a significant shareholder of the Company, its former parent and the licensor of the Company’s principal licensed product, Ameluz®.

Under the terms of the Allocation Agreement, the Company and Biofrontera AG agreed that the Company will pay the full amount of each installment under the settlement agreement to DUSA when such installment is due. Biofrontera AG agrees to reimburse the Company for half of each such installment no later than January 31st of the year following such installment. The Company paid the full amount of first installment under the settlement agreement in December 2021 and, thus, the first reimbursement was due on January 31st, 2022. As of the date of this report, Biofrontera AG has not paid the first reimbursement amount to the Company.

The Allocation Agreement provides certain remedies to the Company, if Biofrontera AG fails to make timely reimbursements, which the Company may implement in its sole discretion, including the ability to charge interest at a rate of 6.0% per annum for each day that any reimbursement is past due and the ability to offset any overdue reimbursement amounts against payments owed to Biofrontera AG by the Company (including amounts owed under the Company’s license and supply agreement for Ameluz®).

This description of the Allocation Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Allocation Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 1, 2022, Erica Monaco and the Company entered into an amendment (the “Amendment”) to her employment agreement. The Amendment is effective as of April 1, 2022 and amends her compensation as follows:

Base Salary: Ms. Monaco’s annual base salary will be increased to $450,000 from $300,000.

Cash Bonus: Ms. Monaco will now be eligible to receive a cash bonus of up to 60% of her base salary upon the attainment of performance goals set in advance by the Board; whereas she had been previously eligible to receive a cash bonus of up to 30% of her base salary. The actual amount of any bonus shall depend upon the level of achievement of set targets, however no bonus shall be paid if the level of target achievement is below 70%.

The remainder of Ms. Monaco’s Employment Agreement, which was previously filed with the Securities and Exchange Commission, remains in full force and effect.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the copy of the Amendment filed as Exhibit 10.2 to this report and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

10.1	Amended Settlement Allocation Agreement dated as of March 31, 2022 between the Company and Biofrontera AG
10.2	Amendment to Employment Agreement effective as of April 1, 2022 — Erica Monaco
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 5, 2022 (Date)	Biofrontera Inc. (Registrant)

/s/ Erica L. Monaco
Erica L. Monaco Chief Executive Officer